Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

TIPPINGPOINT TECHNOLOGIES, INC.

The undersigned, being the Chief Financial Officer of TippingPoint Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the corporation is TippingPoint Technologies, Inc.

2. The Restated Certificate of Incorporation of TippingPoint Technologies, Inc. was filed with the Delaware Secretary of State on October 29, 2001.

3. The Restated Certificate of Incorporation of TippingPoint Technologies, Inc. is hereby amended by amending Article IV to read in its entirety as follows:

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have the authority to issue is forty million (40,000,000) shares divided into two classes, of which thirty-five million (35,000,000) shares shall be Common Stock with a par value of $0.01 per share and five million (5,000,000) shares shall be designated as Preferred Stock with a par value of $0.01 per share.

A. Preferred Stock. The board of directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such designations, powers, preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Common Stock or the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting rights and powers and the holders of the Common Stock shall have one vote for each share of Common

Stock held of record. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class, without a separate vote of the holders of the Common Stock or the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted by the directors and stockholders of TippingPoint Technologies, Inc. in accordance with the applicable provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of TippingPoint Technologies, Inc., does hereby declare and certify that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has signed this Certificate of Amendment to Restated Certificate of Incorporation this 25th day of June, 2004.

TIPPINGPOINT TECHNOLOGIES, INC.

By:	/s/ ADAM CHIBIB
Adam Chibib, Chief Financial Officer